UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Consolidated-Tomoka Land Co.

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On May 1, 2009, Consolidated-Tomoka Land Co. issued the following press release:

CONSOLIDATED-TOMOKA LAND CO.

PRESS RELEASE

For Immediate Release

Date:	May 1, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Risk Metrics Group (formerly ISS) and PROXY Governance, Inc. Announce

Support for ALL of Consolidated-Tomoka Director Nominees

Leading Proxy Advisory Firms Recommend Voting the WHITE Card for Directors

DAYTONA BEACH (May 1, 2009) – Consolidated-Tomoka Land Co. (NYSE AMEX-CTO) announced today that RiskMetrics Group (formerly ISS) and PROXY Governance, Inc., two leading independent proxy advisory firms, have both endorsed all six of Consolidated Tomoka’s Board nominees and recommend voting on the WHITE Proxy Card for the election of the Company’s slate of directors at the 2009 Annual Meeting of Shareholders. The reports issued by both advisory firms recommend the Company-endorsed slate of candidates over a slate of candidates nominated by Wintergreen Advisers, LLC.

In its report Risk Metrics Group stated, “the dissidents have not made a valid case for change.” Meanwhile, PROXY Governance expressed concerns with all three of the Wintergreen candidates’ qualifications, stating with respect to:

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Ms. Neal “was also a director of second company, Landamerica Financial Group, and one of two designated financial experts on the audit committee. In November 2008 Landamerica filed for bankruptcy, selling off substantially all its operations a month later; its shares have lost 99.85% of their value over the past 12 months. Neal was also a member of the Compensation Committee which paid the CEO more than twice the average of CEO’s at peer companies” …. “Given not only the failure of the compensation strategies which Neal helped oversee, but the failure of the entire business for which she was the board’s designated ‘financial expert,’ her boardroom performance is hardly a ringing endorsement of her candidacy…”

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Mr. O’Connor “has neither boardroom nor industry experience and his professional expertise in ‘banking systems and risk management’ does not seem even tangentially related to the board’s strategic challenges;”

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Mr. Harper, “it is unclear (and unaddressed in the dissident proxy) how directorships at several railroads, much less being a Colorado-based commercial real estate broker, give him an edge in addressing the strategic concerns the dissidents have outlined.”

William H. McMunn, CEO of Consolidated Tomoka, stated, “We appreciate the endorsement of our director nominees from two such respected and independent organizations as RiskMetrics Group and PROXY Governance, Inc. We believe we have nominated an outstanding slate of directors that includes very three experienced members of our Board, DeGood, Gardner, and Voges, a recent addition, Shelley, and two Wintergreen nominees, Allen and Fuqua. Each of these six candidates brings specific experience in Florida real estate and other business expertise that will have tangible benefit for our Company and its shareholders.”

Mr. McMunn further stated, “WE URGE ALL SHAREHOLDERS TO VOTE ON THE WHITE PROXY CARD FOR THE COMPANY’S SLATE OF DIRECTORS.”

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, maximizing shareholder value through the efficient utilization of 1031 tax-deferred exchanges. The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio. The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles. Visit our website at www.ctlc.com.